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                                                                     EXHIBIT 5.1

                          OPINION OF COOLEY GODWARD LLP

November 18, 1998



AVIGEN, INC.
1201 Harbor Bay Parkway, #1000
Alameda, California  94502


Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Avigen, Inc. (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 1,196,615 shares of the Company's Common Stock, $.001 par value (the "Common Shares") and 239,323 shares of the Company's Common Stock issuable upon the exercise of warrants (the "Warrant Shares") sold pursuant to the Common Stock and Warrant Purchase Agreement dated August 7, 1998, as amended (the "Agreement"), and the warrants issued thereunder (the "Warrants") by and among the Company and each of those persons and entities listed as a Purchaser on the Schedule of Purchasers attached as Exhibit A to the Agreement.

In connection with this opinion, we have examined the Registration Statement and related Prospectus, your Certificate of Incorporation and By-laws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Common Shares and Warrant Shares, when sold and issued in accordance with the Agreement, the Warrants (in the case of the Warrant Shares), the Registration Statement and related Prospectus, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP


By: /s/ Alan C. Mendelson
   ---------------------------
   Alan C. Mendelson, Esq.